UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2014, SWK Funding LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of SWK Holdings Corporation, a Delaware corporation (“SWK Holdings”), entered into a credit agreement among pursuant to which the Company provided to PDI, Inc. (the "Borrower") a term loan in the principal amount of $20,000,000. The loan matures on October 31, 2020.

The loan bears interest at the greater of (a) three month LIBOR and (b) 1.0%, plus a margin of 12.5%, payable in cash quarterly in arrears, beginning on February 17, 2015. The interest rate will be increased by 3.0% in the event of a default under the credit agreement. Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the borrower applied in the following priority first, to the payment of all accrued but unpaid interest until paid in full; second to the payment of all principal of the loans.

Beginning in January 2017, the Borrower will be required to make principal payments on the loan. Additionally, beginning in January 2017 and ending on October 31, 2020, subject to a $250,000 per quarter cap, the Company will be entitled to receive quarterly revenue-based payments from the Borrower equal to 1.25% of revenue derived from net sales of molecular diagnostics products (the “Synthetic Royalty”).

In addition, the Company earned an origination fee at closing, and the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan.

In the event of a change of control, a merger or a sale of all or substantially all of the borrower’s assets, the loan shall be due and payable. The Company will be entitled to certain additional payments in connection with repayments of the loan, both on maturity and in connection with a prepayment or partial prepayment. In addition, the Borrower must also make a mandatory prepayment in connection with the disposition of certain of its assets.

Pursuant to the terms of the credit agreement, Borrower and its subsidiaries entered into a guarantee granting the Company a security interest in substantially all of their respective assets. The credit agreement contains certain affirmative and negative covenants. The obligations under the credit agreement to repay the loan may be accelerated upon the occurrence of an event of default under the credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Winston Black
Managing Director

Date: November 5, 2014